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EXHIBIT 18.1

                              PREFERABILITY LETTER

                                  July 9, 2007

To the Board of Directors of
I/O Magic Corporation
4 Marconi
Irvine, Ca 92618

Dear Sirs/Madams:

We have audited the consolidated financial statements of I/O Magic Corporation (the "Company") as of December 31, 2006 and for the year then ended. Included in your Annual Report on Form 10-K to the Securities and Exchange Commission for which we have issued our report thereon dated July 9, 2007, expresses a qualified opinion as it relates to a going concern qualification and includes an explanatory paragraph relating to the change in method of accounting for the classification of shipping and handling costs. Note 3 of such consolidated financial statements contains a description of your change in method of accounting for shipping and handling costs during the year ended December 31, 2006. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ SWENSON ADVISORS, LLP